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Immunomedics, Inc.

(Name of Registrant as Specified In Its Charter)

venBio Select Advisor LLC

Behzad Aghazadeh

Scott Canute

Peter Barton Hutt

Khalid Islam

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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venBio Sends Letter to Immunomedics Stockholders

venBio Committed to Delivering Much-needed Change at Immunomedics

Believes Immunomedics Lawsuit to Silence Stockholders is Baseless

venBio’s Four Board Nominees Have the Right Experience, Capabilities, and Independence to Chart Best Course Forward for ALL Stockholders – Including Fairly Evaluating the Seattle Genetics Partnership and Any Potentially Superior Alternatives

Vote on the GOLD Proxy Card for venBio’s Four Highly-Qualified Nominees Today

NEW YORK (February 22, 2017) – venBio Select Advisor LLC (“venBio”), the beneficial owner of approximately 10.5 million shares, or 9.9%, of Immunomedics, Inc. (NASDAQ: IMMU) (“Immunomedics” or the “Company”) and its largest stockholder, today sent a letter to Immunomedics stockholders in connection with venBio’s nomination of four highly-qualified candidates – Scott Canute, Peter Barton Hutt, Dr. Khalid Islam, and Dr. Behzad Aghazadeh – for election to the Company’s Board of Directors (the “Board”) at the upcoming 2016 Annual Meeting of Stockholders, which is currently scheduled to be held on March 3, 2017.

The full text of the letter follows:

Dear Fellow Stockholders:

With the Immunomedics Annual Meeting quickly approaching, you, our fellow stockholders, face a critical choice. Will you allow the same type of self-enrichment and strategic missteps that have characterized Immunomedics for decades to continue unchecked? Or will you elect Board members who have deep experience in the areas that are specifically relevant to Immunomedics’ future success and the independence to truly act in your best interests?

As you carefully consider this important decision, we urge you to keep in mind the following facts:

•	Immunomedics’ management and Board have an established track record of acting in the best interests of themselves – not all stockholders.
o	As a result of repeated strategic missteps, the Company has brought ZERO drugs to market over the course of its entire 35-year history.
o	While stockholders have suffered through the Company’s serial capital dilutions and decades-long share price underperformance, the husband-wife team of Chief Scientific Officer David Goldenberg (“Dr. Goldenberg”) and Chief Executive Officer Cynthia Sullivan (“Ms. Sullivan”) – who have occupied nearly half the Board until recently – have generously rewarded themselves at stockholders’ expense – paying themselves nearly $45mm in compensation.[1]

1 Figure is aggregated using compensation disclosure figures contained in summary compensation tables available in proxy statements filed by the Company with the SEC starting in 1995.

o	Notably, Dr. Goldenberg was paid $4.2M in FY2016, including $3.4M of stock awards, while the Company’s share price declined 41%. Ms. Sullivan was paid $1.4M during the same period, including $350K in stock awards despite a failure to achieve any of the Company’s stated goals.[2]
o

The Board’s decision to allow Dr. Goldenberg to allocate IMMU product ownership rights between the Company and a subsidiary tat he partially owns is emblematic of the Board’s acquiescence to management.

o	As Adam Feuerstein, a reporter at investment publication TheStreet, noted: “Thirty-five years of continuous R&D without an approved drug is an astounding record of futility, made worse by feckless corporate governance that has allowed [Dr. David] Goldenberg and [his wife, CEO Cynthia] Sullivan to each make millions of dollars in salary, bonuses, related-party consulting fees and stock grants, all at shareholder expense.”[3]
•	venBio launched a proxy contest, nominating four highly-qualified candidates for the Board to finally bring the oversight we believe Immunomedics desperately needs in alignment with the interests of all stockholders.

o	As Immunomedics’ largest investor, we want the best outcome for all stockholders – the true owners of the Company. This is why we could not sit idly by and let the value of Immunomedics be further squandered, and instead chose to nominate four highly-qualified nominees – Scott Canute, Peter Barton Hutt, Dr. Khalid Islam, and myself – to the Board.
o	Our nominees were deliberately and thoughtfully recruited based on their deep mix of experience in pharmaceutical development and breast cancer, commercial manufacturing and regulatory issues, pharmaceutical partnering and deal making, and an understanding of the capital markets.
o	Our nominees will bring an independent approach to the Board and build a culture of strong oversight and effective management to drive value at the Company and rapidly deliver IMMU-132 to patients in need.
o	venBio is completely aligned with stockholders. Unlike some members of the current Board and management, our only interest in the Company is through our stockholdings – not through personal ownership stakes in subsidiaries, royalty arrangements and other perks.
•	Independent third-parties and other stockholders have recognized that venBio’s slate is the best path for Immunomedics.
o	In an extremely rare occurrence, the three leading proxy advisory firms – ISS, Glass Lewis, and Egan Jones – ALL supported venBio’s full slate.
▪	With regard to our slate’s ability to lead Immunomedics forward, Glass Lewis noted: “… [W]e find that the Dissident Nominees are well qualified to oversee the IMMU-132 development process with minimal disruption, given their considerable experience in the pharmaceutical industry and with the FDA regulatory process.”

2 See the Company’s proxy statement for the 2016 annual meeting of stockholders, filed with the SEC on November 2, 2016, at 44.

3 Adam Feuerstein, Immunomedics Sale Hinges on Proxy Battle Over Fate of Controversial Founder, TheStreet, Jan. 25, 2017, available at https://www.thestreet.com/story/13965475/1/immunomedics-sale-hinges-on-proxy-battle-over-fate-of-controversial-founder.html.

▪	Specific to investor support for venBio’s slate, leading proxy advisory firm Institutional Shareholder Services (“ISS”) noted: “The lack of stock appreciation in a year in which IMMU-132 achieved above expectations phase 2 clinical trial results, combined with a strong inflection point after the dissident made its campaign public represent strong evidence against management.”
o	The Company’s second largest stockholder,[4] a highly respected healthcare investor, independently publicly announced its support for venBio’s nominees.
•

While Immunomedics has made numerous statements since we launched our campaign claiming to prize “shareholder value,” their actions reveal what we believe is their true motvation: self-preservation and entrenchment at the expense of stockholders’ interests.

o	In reaction to our campaign, the Company initially significantly delayed the Annual Meeting from December 14, 2016 to February 16, 2017.

o	The Company then hastily appointed self-selected new Board members – which we believe mirrored the previous Board in terms of its lack of true independence and absence of applicable experience.[5]

▪	As ISS noted: “First, the fact that the board only moved to fix its governance problems after the dissident started its campaign suggests a reactive response, as opposed to a carefully considered refreshment. Second, considering the long history of execution missteps and conflicts of interest, Goldenberg and Sullivan's leadership of this refreshment process appears to undermine its sincerity.”[6]
o	Immunomedics put together a last-ditch effort to attempt to sway a proxy vote that favored venBio at the time the Board made its decision[7] – by signing away the Company’s prized asset, IMMU-132, to Seattle Genetics (SGEN). We believe this was a rushed deal that does not deliver fair value for stockholders.[8]
o	In a separate announcement the same day it announced the deal, the Company delayed the Annual Meeting AGAIN, this time to March 3, 2017.
o	Last week, Immunomedics once again changed the rules in the middle of the game by amending its bylaws to switch from a majority vote condition to a plurality vote for the election of directors. The change in the voting standard to a plurality now virtually guarantees that three incumbent Board members will be elected, irrespective of how many stockholders vote against their election. The Company misleadingly labeled this complete change in election standard as a “clarif[ication],” indicating the lengths the Board will go to in order to protect their positions.

4 With holdings of approximately 9.13% of the Company’s shares on a fully-converted basis as of 12/31 based on the press release.

5 As further detailed in our stockholder presentation dated January 26, 2017 and available at https://www.sec.gov/Archives/edgar/data/722830/000090266417000431/p17-0247dfan14.htm.

6 Permission to quote from the ISS and Glass Lewis reports was neither sought nor obtained. Emphases have been added by venBio.

7 As of the day before the SGEN Agreement was announced, approximately 55% of the proxies submitted were in favor of the election of all of venBio’s nominees. Such proxies are revocable and stockholders can change their voting preferences until the time of the annual meeting and results prior to the meeting may not be the same or similar to the results at the annual meeting.

8 We believe the$780 implied market capitalization based on the Company’s announced deal terms is woefully small compared to other independent oncology-focused companies that have leveraged their respective crown jewels to achieve market capitalizations in the billions. For example, it was roughly 7% of Tesaro, Inc.’s (Nasdaq: TSRO) market capitalization, 10% of Exelixis, Inc.’s (Nasdaq: EXEL), 25% of Clovis Oncology, Inc.’s (Nasdaq: CLVS), and 30% of Array BioPharma Inc.’s (Nasdaq: ARRY) based on 2/10 share prices. Each of these companies have late-stage or newly commercialized compounds, similar to Immunomedics, though none have the same breadth of utility, in our opinion, making the miniscule deal terms even more galling.

•	Immunomedics has now resorted to the desperate measure of suing its stockholders, and seeking to disenfranchise these voters from having their voices heard.
o	On February 17, 2017, the Company filed a lawsuit that is factually and legally baseless. Based on record date information and 13F filings, we believe at least 20% of Immunomedics’ stockholders are targeted in this suit. We believe this is just the latest example of the Company wasting stockholders’ money to serve the self-interest of management and the existing Board.
o	The lawsuit makes a number of false claims about venBio (IMMU’s largest stockholder), IMMU’s second largest stockholder and a highly respected healthcare investor, and a long-standing and what appears to be extremely well-educated contingent of retail investors – many of whom we believe have stood by the Company for years when very few others would.
o	Immunomedics’ stated objective is to prevent the votes of these stockholders — and the votes of all other stockholders who voted in favor of venBio’s slate — from being counted at the upcoming Annual Meeting and is seeking a declaration that those votes are null and void.
o	Contrary to the Company’s initial assertion on the heels of announcing the SGEN deal and even after the delay in the date of the stockholder meeting, they are now also seeking permission to set a new record date for the third time.
o	The fact that Immunomedics has come to the point where they are aiming to use stockholder money to silence venBio and to void stockholder proxies is deeply troubling – though based on their pattern of behavior, unfortunately not surprising.
o	We are also troubled by the Company’s recent announcement that it irrevocably waived a closing condition for the SGEN transaction in what we believe is an apparent attempt to handcuff a future Board, with the effect of making it more likely that SGEN will bring a lawsuit should a new Board be presented with a better transaction.
•	venBio is not backing down and will continue to stand for the rights of all stockholders and the election of a more qualified and truly independent Board.
o	We strongly believe stockholders’ views should be heard and respected, and the future of the company should be determined by an elected Board, not an appointed Board.
o	We believe the recently announced deal with Seattle Genetics was put together hastily as a last-ditch effort to attempt to sway a proxy vote that has favored venBio – and it may not be the best option for all IMMU stockholders.
o	This is why we believe that an elected Board should have the chance to fully evaluate the deal before it is consummated.
▪	As more details of the Seattle Genetics agreement come to light, Wells Fargo analyst Jim Birchenough recently critiqued the deal, noting: “We view the 15% royalty [for licensing IMMU-132] as relatively low for a late stage oncology asset, and while 20% royalty could be considered average, it is unclear whether that rate of royalty could be reached within triple negative breast cancer (TNBC) sales without further detail on sales thresholds for royalty tiering.”[9]

9 Wells Fargo research dated February 17, 2017

o	As a result, we recently took legal action to protect stockholders’ ability to have their voice heard before the Company is fully committed to the Seattle Genetics partnership deal.
▪	We have successfully secured a commitment from Immunomedics and SGEN to the Delaware Chancery Court to not close the transaction prior to March 10, 2017, following the 2016 Annual Meeting.

The choice that you face is clear: Endorse a Board that has acted only reactively, continually acted in its self-interest and that has not delivered value to stockholders, or elect Board members that will be independent and experienced voices that will be focused on achieving the most value for ALL Immunomedics stockholders.

Vote FOR all four of venBio’s highly-qualified nominees on the GOLD Proxy Card today.

Sincerely,

Dr. Behzad Aghazadeh

IMPORTANT INFORMATION REGARDING THE VOTING PROCESS

Tell your Board what you think! Your vote is important. No matter how many shares of Common Stock you own, please give venBio your proxy FOR the election of the venBio Nominees.

In a proxy contest, only the latest dated proxy card or instruction form counts. Please note that a vote against the Company’s nominees on the White card is not the same as a vote for venBio’s nominees using the GOLD proxy card or voting instruction form. To support venBio’s four nominees, you must vote the GOLD proxy card or instruction form. If you have previously voted on management’s White proxy card, a vote on the GOLD proxy card or instruction form will count as long as it is your latest dated vote.

If you have already voted any GOLD proxy card or instruction form previously sent to you and have not accumulated additional shares since that vote, your vote will automatically transfer to the new GOLD proxy card or instruction form as of the January 24, 2017 record date and no additional action is required. If you have accumulated additional shares, you will have to take action on the new GOLD proxy card or instruction form in order to have your full share position voted. To vote the “GOLD proxy card” please follow the instructions on the voting instruction form sent to you and vote electronically on www.proxyvote.com or by phone with the number provided on the bottom of the GOLD form. In order to vote electronically, you will need to locate your control number, which will be the 16 digit number located inside a rectangular box on the right hand side of the voting instruction form. Alternatively, you can return the GOLD voting instruction form by mail in the postage paid envelope provided to you.

If you have not received your GOLD proxy card or own less than 5,000 shares in any of your accounts, to vote these shares please follow these steps:

1. Call your broker and request that your broker provide you with the 16 digit control number for all of your accounts for the venBio GOLD proxy card regarding the Immunomedics meeting

2. Once you have all of your control numbers go to www.proxyvote.com type in the control number and vote the GOLD proxy card

If you require additional assistance to vote your IMMU shares, please call Okapi Partners at (855) 305-0857.

(212) 297-0720

Stockholders Call Toll-Free at: (855) 305-0857

E-mail: info@okapipartners.com

About venBio Select Advisor LLC
venBio Select Advisor LLC (“venBio Select”) is the SEC registered investment manager for venBio’s public markets strategy and its main equity investment vehicle – the venBio Select Fund – which primarily invests across the biotechnology and therapeutics sector. The venBio Select Fund is managed by Dr. Behzad Aghazadeh, supported by a team of seasoned professionals with advanced medical and scientific backgrounds, and extensive investment experience in the biopharmaceutical industry. The investment and business operations for venBio Select are based in New York. venBio’s separate venture capital team operates and manages their funds from San Francisco, partnering with industry leaders to build biotechnology companies with a focus on novel therapeutics for unmet medical needs.

Investor Contact

Okapi Partners LLC

Bruce H. Goldfarb / Lydia Mulyk, (212) 297-0720 or Toll-free (855) 305-0857

info@okapipartners.com

Media Contact

Sloane & Company

Dan Zacchei / Joe Germani, 212-486-9500

dzacchei@sloanepr.com / jgermani@sloanepr.com

About the Proxy Solicitation

venBio Select Advisor LLC, Behzad Aghazadeh, Scott Canute, Peter Barton Hutt and Khalid Islam (collectively, the “Participants”) have filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of proxy to be used in connection with the solicitation of proxies from the stockholders of Immunomedics (the “Company”). All stockholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants, as they contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying proxy card is being furnished to some or all of the Company’s stockholders and is, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/ or from Okapi Partners at 212-297-0720 or info@okapipartners.com.

Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the definitive proxy statement on Schedule 14A filed by the Participants with the SEC on December 6, 2016. This document is available free of charge from the sources indicated above.

Warning Regarding Forward Looking Statements

THIS PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS. FORWARD LOOKING STATEMENTS CAN BE IDENTIFIED BY USE OF WORDS SUCH AS "OUTLOOK", "BELIEVE", "INTEND", "EXPECT", "POTENTIAL", "WILL", "MAY", "SHOULD", "ESTIMATE", "ANTICIPATE", AND DERIVATIVES OR NEGATIVES OF SUCH WORDS OR SIMILAR WORDS. FORWARD LOOKING STATEMENTS IN THIS PRESS RELEASE ARE BASED UPON PRESENT BELIEFS OR EXPECTATIONS. HOWEVER, FORWARD LOOKING STATEMENTS AND THEIR IMPLICATIONS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR AS A RESULT OF VARIOUS RISKS, REASONS AND UNCERTAINTIES. EXCEPT AS REQUIRED BY LAW, VENBIO AND ITS AFFILIATES AND RELATED PERSONS UNDERTAKE NO OBLIGATION TO UPDATE ANY FORWARD LOOKING STATEMENT, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE DEVELOPMENTS OR OTHERWISE.